As filed with the Securities and Exchange Commission on February 12, 2007
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ROCK-TENN COMPANY
(Exact name of Registrant as Specified in Its Charter)

Georgia	62-0342590
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

504 Thrasher Street	30071
Norcross, Georgia	(Zip Code)
(Address of Principal Executive Offices)
ROCK-TENN COMPANY
2004 INCENTIVE STOCK PLAN
ROCK-TENN COMPANY 1993 EMPLOYEE
STOCK PURCHASE PLAN
(Full title of the Plan)

Steven C. Voorhees	Copies to:
Chief Financial Officer	E. William Bates, II
Rock-Tenn Company	King & Spalding LLP
504 Thrasher Street	1185 Avenue of the Americas
Norcross, Georgia 30071	New York, New York 10036-4003
(Name and address of agent for service)

770-448-2193
(Telephone number, including area code, of agent
for service)
CALCULATION OF REGISTRATION FEE

Title of securities	Amount to be	Proposed maximum	Proposed maximum	Amount of
to be registered	registered	offering price per share	aggregate offering price	registration fee
Class A Common Stock, par value $.01 per share	1,900,000	$33.33 (1)	$63,327,000 (1)	$6,776.00
Interests in Rock-Tenn Company 1993 Employee Stock Purchase Plan	(2)	—	—	—

(1)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(h) under the Securities Act of 1933 based on the average of the high and low sales prices per share of Class A Common Stock of Rock-Tenn Company as reported on the New York Stock Exchange on February 6, 2007.

(2)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Rock-Tenn Company 1993 Employee Stock Purchase Plan. In accordance with Rule 457(h)(2) under the Securities Act of 1933, no additional fee is required with respect to the plan interests.

EXPLANATORY NOTE
          This registration statement on Form S-8 (this “Registration Statement”) relates to the registration under the Securities Act of 1933, as amended, of (1) 900,000 additional shares of the Company’s Class A Common Stock, par value $0.01 per share (“Common Stock”), that may be issued pursuant to the Rock-Tenn Company 2004 Incentive Stock Plan (the “2004 Incentive Stock Plan “) and (2) an additional 1,000,000 shares of Common Stock (collectively with the Common Stock to be issued under the 2004 Incentive Stock Plan, the “Shares”) that may be issued pursuant to the Rock-Tenn Company 1993 Employee Stock Purchase Plan (the “1993 ESPP”).
          As we previously described in our definitive Proxy Statement that we filed with the Securities and Exchange Commission (the “SEC”) on December 21, 2006 (the “Proxy Statement”), our board of directors approved (1) an amendment to our 2004 Incentive Stock Plan, which would amend the 2004 Incentive Stock Plan to increase by 900,000 the number of shares of our Common Stock available for any type of award under the plan, including stock grants, to remove the restriction that limits the number of shares available under the plan for stock grants so that all shares available for issuance under the plan will be available for any type of award under the plan, including stock grants, and to increase the annual limitation on stock grants to any employee under the plan so that no employee will be permitted to receive in any calendar year stock grants or stock unit grants under the plan with a fair market value in excess of $5,000,000 at the time of the grant, and (2) an amendment to our 1993 ESPP, which would amend the 1993 ESPP to increase by 1,000,000 the number of shares of Common Stock available for grant under the plan. Our board of directors directed that both amendments be submitted to our shareholders for approval at the annual meeting of the shareholders held on January 26, 2007. On January 26, 2007, our shareholders adopted and approved both amendments.

PART II
Information Required In The Registration Statement
Item 3. Incorporation of Documents by Reference
          The following documents have been previously filed by us with the Securities and Exchange Commission and are hereby incorporated by reference into this registration statement as of their respective dates:
(1)	Our Annual Report on Form 10-K for the fiscal year ended September 30, 2006;

(2)	The Annual Report on Form 11-K for the fiscal year ended September 30, 2006 with respect to the Rock-Tenn Company 1993 Employee Stock Purchase Plan;

(3)	Our Quarterly Report on Form 10-Q for the quarter ended December 31, 2006;

(4)	All reports filed by us pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, since September 30, 2006; and

(5)	The description of our Class A Common Stock, par value $.01 per share, which we refer to as the Class A Common Stock, contained in our registration statement on Form 8-A filed on February 2, 1994, including any amendment or report filed for the purposes of updating such description.
          In addition, all documents filed by us or the Rock-Tenn Company 1993 Employee Stock Purchase Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered hereunder have been sold or that deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of the filing of such documents.
Item 4. Description of Securities
          Inapplicable.
Item 5. Interests of Named Experts and Counsel
          The validity of the shares of Class A Common Stock covered by this registration statement has been passed upon for us by Robert B. McIntosh, senior vice president, general counsel and secretary of our company. As of January 31, 2007, Mr. McIntosh beneficially owns 121,204 shares of Class A Common Stock of the Company, which includes 19,338 shares of Class A Common Stock, options to purchase an aggregate of 52,600 shares of Class A Common Stock, and 49,266 restricted shares of Class A Common Stock.

Item 6. Indemnification of Directors and Officers
     Our restated and amended articles of incorporation eliminate, to the fullest extent permitted by applicable law, the personal liability of our directors or our shareholders for monetary damages for breach of duty of care or any other duty owed to us as a director. The Georgia Business Corporation Code, or the Code, currently provides that such provision shall not eliminate or limit the liability of a director (a) for any appropriation, in violation of his duties, of any business opportunity of our company, (b) for acts or omissions that involve intentional misconduct or a knowing violation of law, (c) for unlawful corporate distributions or (d) for any transaction from which the director received an improper personal benefit.
     Under Article VI of our bylaws, and certain agreements entered into by us and our directors, we are required to indemnify our directors, officers, employees or agents against the obligation to pay any judgment, settlement, penalty or fine, and against expenses (including attorney’s fees and expenses), incurred in connection with any action, suit or proceeding brought against such person because he was a director, officer, employee or agent of our company, without regard to any limitations in the Code; provided, however, that we shall have no obligation to indemnify any such person in connection with any such proceeding if such person is adjudged liable to us or is subjected to injunctive relief in favor of us (a) for any appropriation, in violation of such person’s duties, of any business opportunity of our company, (b) for acts or omissions that involve intentional misconduct or a knowing violation of law, (c) for unlawful corporate distributions or (d) for any transaction from which such person received an improper personal benefit. Our directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to certain limitations.
     We have entered into indemnification agreements with each of our directors. The indemnification agreements require, among other things, that we indemnify our directors to the fullest extent permitted by law, and advance to directors all related expenses, subject to reimbursement if it is subsequently determined the indemnification is not permitted. We are also required to indemnify in advance all expenses incurred by directors seeking to enforce their rights under the indemnification agreements and to cover directors under our directors’ and officers’ liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by provisions in our restated and amended articles of incorporation and bylaws, it provides greater assurance to directors that indemnification will be available, because, as a contract, it may not be modified to eliminate the rights it provides unilaterally by our board of directors or our shareholders in the future.
     Our directors and executive officers are insured against damages from actions and claims incurred in the course of performing their duties, and we are insured against expenses incurred in defending lawsuits arising from certain alleged acts against directors and executive officers.
Item 7. Exemption from Registration Claimed
     Inapplicable.

Item 8. Exhibits

Exhibit		Sequential
Number	Description of Exhibit	Page No.

4.1	Restated and Amended Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1, File No. 33-73312).

4.2	Articles of Amendment to the Registrant’s Restated and Amended Articles of Incorporation (incorporated by reference to Exhibit 3.2 of the Registrant’s Annual Report on Form 10-K for the year ended September 30, 2000).

4.3	Bylaws of the Registrant (incorporated by reference to Exhibit 3.3 of the Registrant’s Annual Report on Form 10-K for the year ended September 30, 2003).

4.4	Rock-Tenn Company 2004 Incentive Stock Plan (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed with the SEC on February 3, 2005).

4.5	Rock-Tenn Company 1993 Employee Stock Purchase Plan as Amended and Restated.

5.1	Opinion of Robert B. McIntosh, Esq.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Cherry, Bekaert & Holland LLP.

23.3	Consent of Robert B. McIntosh, Esq. (included as part of Exhibit 5.1).

24.1	Power of Attorney (included on the signature page hereto).
Item 9. Undertakings
     (a) The undersigned registrant hereby undertakes as follows:
          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended, which we refer to as the Securities Act,

     (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
     (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
          (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures
     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norcross, State of Georgia, on the 9th day of February, 2007.

ROCK-TENN COMPANY
By:	/s/ James A. Rubright
James A. Rubright
Chairman of the Board and Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James A. Rubright and Steven C. Voorhees, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for such person and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated on the 9th day of February, 2007.

Signature	Title

/s/ James A. Rubright James A. Rubright	Director, Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

/s/ Steven C. Voorhees Steven C. Voorhees	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ A. Stephen Meadows A. Stephen Meadows	Chief Accounting Officer

Signature	Title

/s/ Stephen G. Anderson Stephen G. Anderson	Director

/s/ J. Hyatt Brown J. Hyatt Brown	Director

/s/ Robert B. Currey Robert B. Currey	Director

/s/ Russell M. Currey Russell M. Currey	Director

/s/ G. Stephen Felker G. Stephen Felker	Director

/s/ Lawrence L. Gellerstedt, III Lawrence L. Gellerstedt, III	Director

/s/ John D. Hopkins John D. Hopkins	Director

/s/ James W. Johnson James W. Johnson	Director

/s/ John W. Spiegel John W. Spiegel	Director

/s/ James E. Young James E. Young	Director

     The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the Rock-Tenn Company 1993 Employee Stock Purchase Plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norcross, State of Georgia, on the 9th day of February, 2007.
ROCK-TENN COMPANY 1993
EMPLOYEE STOCK PURCHASE PLAN

/s/ G. Stephen Felker G. Stephen Felker	Compensation Committee Member

/s/ Lawrence L. Gellerstedt, III Lawrence L. Gellerstedt, III	Compensation Committee Chairman

/s/ John W. Spiegel John W. Spiegel	Compensation Committee Member

EXHIBIT INDEX

Exhibit		Sequential
Number	Description of Exhibit	Page No.

4.1	Restated and Amended Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1, File No. 33-73312).

4.2	Articles of Amendment to the Registrant’s Restated and Amended Articles of Incorporation (incorporated by reference to Exhibit 3.2 of the Registrant’s Annual Report on Form 10-K for the year ended September 30, 2000).

4.3	Bylaws of the Registrant (incorporated by reference to Exhibit 3.3 of the Registrant’s Annual Report on Form 10-K for the year ended September 30, 2003).

4.4	Rock-Tenn Company 2004 Incentive Stock Plan (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed with the SEC on February 3, 2005).

4.5	Rock-Tenn Company 1993 Employee Stock Purchase Plan as Amended and Restated.

5.1	Opinion of Robert B. McIntosh, Esq.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Cherry, Bekaert & Holland LLP.

23.3	Consent of Robert B. McIntosh, Esq. (included as part of Exhibit 5.1).

24.1	Power of Attorney (included on the signature page hereto).